UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
July 15, 2016
(Date of earliest event reported)

Commission file number 1-7810
Energen Corporation
(Exact name of registrant as specified in its charter)

Alabama	63-0757759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707	35203-2707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(205) 326-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

During June and July of 2016, Energen completed a series of asset sales of certain non-core Permian Basin assets in the Delaware Basin in Texas and in the San Juan Basin in New Mexico for an aggregate purchase price of $372 million. These transactions had closing dates of June 3, 7, 30 and July 15 of 2016 with various effective dates ranging from March 1, 2016 to June 30, 2016. The related purchasers included Centennial Resource Production, LLC, EXL Petroleum Management, LLC, Felix Energy Holdings ll, LLC and Logos Resources ll, LLC. Pre-tax proceeds to Energen were approximately $361 million after purchase price adjustments of approximately $10.7 million related to the operations of the properties subsequent to the effective dates and other one-time adjustments including transfer payments and certain amounts due the buyer, but before consideration of transaction costs of approximately $3 million. Energen used proceeds from the sale to fund ongoing operations.

In addition to the asset sales discussed above, Energen has signed a purchase and sale agreement for certain non-core Permian Basin assets in the Delaware Basin in Texas. The sale of these assets is expected to close in the third quarter of 2016 and the effects of this sale have not been included in the unaudited pro forma consolidated financial statements.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(b)	Pro Forma Financial Information
The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2016, the Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 2016, the Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 2015 and the Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2015.

(d)	Exhibits.

EXHIBIT

NUMBER	DESCRIPTION

99.1
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2016, Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 2016, Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 2015 and Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION
(Registrant)

July 20, 2016	By /s/ Charles W. Porter, Jr.
Charles W. Porter, Jr.
Vice President, Chief Financial Officer and Treasurer of Energen Corporation

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